Exhibit 99.1

Conference call: Today, Tuesday, October 26, 2004 at 4:30 P.M. E.D.T.

Webcast/Replay URL: http://www.wave.com

Dial-in numbers: 212-271-4560 or 415-537-1970

Wave Systems Reports Increase in Q3 Contract Activity;

Signed $340,000 in Contracts in Period

Lee, MA—October 26, 2004—Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported growth in new contract activity and reviewed its results for its third quarter and nine months ended September 30, 2004.

During the third quarter ended September 30, 2004, Wave completed license contracts amounting to $340,000, to be recorded as revenue over future periods. The contracts, which were not reflected in Q3 2004 revenue, are being booked as deferred revenue.

Steven Sprague, Wave's president and CEO, said, “Wave believes the Trusted Computing marketplace is beginning to engage and that increased activity is reflected in our Q3 contract activity as well as the sequential ramp in ETS shipments achieved in the period. Based on this, we are optimistic about our order activity as we progress through 2004 into the New Year.”

Wave's Q3 2004 net revenue was $44,000, compared to revenue of $80,000 principally related to development service contracts and license contracts in the third quarter ended September 30, 2003. Reflecting ongoing sales, marketing, administrative and R&D expenses, Wave reported a net loss to common stockholders of $3.8 million, or $0.05 per basic share, for the third quarter of 2004, compared to a net loss to common stockholders of $8.3 million, or $0.15 per basic share, in the third quarter ended September 30, 2003. The year-ago Q3 period included a $1.1 million write-down of inventory and the accretion of discount as well as preferred dividends paid on preferred stock amounting to $2.8 million. The weighted average number of basic shares outstanding in the third quarters of 2004 and 2003, was 69,633,000 and 54,030,000, respectively.

For the nine months ended September 30, 2004, Wave Systems reported net revenue of $101,000, compared to revenue of $130,000 in the nine months period ended September 30, 2003. Wave reported a net loss to common stockholders of $11.5 million, or $0.17 per basic share, for the first nine months of 2004, compared to a net loss to common stockholders of $21.0 million, or $0.40 per basic share, in the first nine months of 2003. The weighted average number of basic shares outstanding in the first nine months of 2004 and 2003, was 68,117,000 and 52,748,000, respectively.

As of September 30, 2004, Wave had current assets of approximately $5.1 million and no long-term debt. Wave Systems has a shelf registration statement in place, which net of an August private placement, could enable the Company to potentially raise up to $22 million of additional capital in private or public transactions.

Mr. Sprague added, “We believe Wave made important progress in the third quarter with a revised technology agreement with National Semiconductor and an agreement for Wave technology to be included with STMicroelectronics' Trusted Computing security chip solution.”

Furthermore, Wave agreed to license its ESIGN digital signing and storage technology for inclusion in a la mode, inc.'s real estate industry network offerings. Shipments of Wave's Trusted Computing technology with mainstream motherboards also showed steady growth from initial levels.

“Wave believes momentum in such diverse markets as PC OEMs and their suppliers, real estate and financial services, government, the military and other enterprises, and our investments in Trusted Computing over the past few years are now positioning us to take advantage of this emerging market growth.”

Recent Wave Systems developments (for more details, please visit www.wave.com):

STMicroelectronics—Wave and STMicroelectronics, one of the world's largest semiconductor vendors, in September announced licensing its Embassy® Security Center and Cryptographic Services Provider products to ST for use in their TCG 1.2 Solution for trusted personal computers. The ST19WP18-TPM solution, based on ST's Trusted Platform Module (TPM), combined with the software stack (BIOS and Windows® drivers, Trusted Computing Group Software Stack, and Wave EMBASSY® Security Center and TCG Cryptographic Service Provider), delivers an off-the-shelf Trusted Computing Group (TCG)-enabled security solution for desktop and laptop PCs.

National Semiconductor—Wave concluded a revised agreement in September to have its technology embedded in National Semiconductor's Trusted Platform Module products that also include the new trusted computing integrated solution, the IOKeeper® Trusted Platform Module. As a part of the agreement Wave receives a license fee and a per unit royalty.

a la mode—In September Wave agreed to license its eSign Transaction Management Suite to a la mode, inc. and provide related development services. A la mode will provide Wave's eTMS technology, which provides a legally-binding and standards-compliant digital signing capability, to the thousands of real estate professionals—real estate agents, mortgage brokers and appraisers—that use a la mode's XSites network. Wave's software will be distributed to the entire network with the digital signing toolkit and e-signature included.

Private Placement—In August, Wave completed a $3 million private placement that included an additional investment right and warrants, which if exercised would generate approximately $8.7 million of additional proceeds to Wave.

Key Transfer Manager Enterprise Server AD: In August, Wave introduced Key Transfer Manager (KTM) Enterprise Server AD, a server software solution designed to aid in the protection and recovery of critical enterprise personal computer data. KTM Enterprise Server AD is designed to address the IT manager's need to control the key archive and recovery process when implementing an enterprise-wide security solution using PCs conforming to the TCG standard.

ETS 4.0: In September, Wave launched the next version of its secure enterprise software, EMBASSY® Trust Suite (ETS) 4.0. New or enhanced features include the ability to set strong security preferences for authentication and hardened data protection tailored to business needs. Wave's ETS 4.0 is available in Professional Edition and Enterprise Edition client packages, or in a client/server package that includes the EMBASSY Trust Server—Key Transfer Manager Enterprise Server AD 2.0.

New Distribution Channels: During the third quarter Wave announced three new distribution partners, including Envoy Data, CSS Laboratories and SmartAxis SA.

Market Outreach—Wave promoted the Trusted Computing story in a series of trade show appearances, including the DOIM Conference, targeting military and national security customers; IBM Partner Summit 2004, targeting IT markets in northern Europe; and the FBI ITEC conference and the Intel Developer Forum.

In July Wave joined the ARM® Connected Community, enabling Wave to gain access to a full range of resources to help it market innovative solutions associated with the new ARM TrustZoneTM technology that will enable developers to get their ARM Powered® products to market faster.

Todito, a leading Internet portal, ISP and e-commerce site for North American Spanish-speakers, launched Todito TV Premium, an online service offering DVD-quality videos that utilizes Wavexpress’ platform and player. In addition, Wavexpress and thePlatform for media, a leading provider of software for broadcast and broadband rich media content management, integrated Wavexpress' WX broadband video technology and thePlatform media publishing systemTM.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure. Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors. Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world's leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control. Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities. No securities are being offered at this time.

Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries
(a development stage company)

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003

Assets
Current Assets
Cash and cash equivalents	$1,666	$8,818
Cash collected on behalf of charities	—	212
Marketable securities	3,124	6,325
Prepaid expenses and other receivables	302	205

Total current assets	5,092	15,560
Property & equipment, net	1,725	2,287
Other assets	298	313

Total assets	7,115	18,160
Liabilities and Stockholders' equity
Current Liabilities
Accounts payable and accrued expenses	2,952	2,837
Due to charities	—	243
Deferred revenue	125	74

Total current liabilities	3,077	3,154
Liability for warrants containing cash settlement provisions	358	992

Total liabilities	3,435	4,146
Total stockholders' equity	3,680	14,014

Total liabilities and stockholders' equity	$7,115	$18,160

Wave Systems Corp. and Subsidiaries
(a development stage corporation)
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$44	$80	$101	$130
Cost of Sales	35	31	65	40

Gross Margin	9	49	36	90
Operating Expenses:
Selling, general and administrative	2,888	2,832	9,695	9,535
Research and development	1,724	1,610	5,129	5,839
Inventory Provision	—	1,114	—	1,114
Write-off of impaired assets	—	—	301	—

	4,612	5,556	15,125	16,488
Net Interest income	5	10	19	66
Gain (loss) on sale of marketable Securities	514	—	2,907	(5)
Recovery of note receivable from former officer	—	—	—	1,000
Unrealized (loss) gain in value of warrant liability	283	—	633	—
Other income (expense)	—	—	—	52

	802	10	3,559	1,113
Net loss	(3,801)	(5,497)	(11,530)	(15,285)
Accrued dividends on preferred stock (including accretion of discount of $2,800)	—	2,817	—	5,696
Net loss to common stockholders	(3,801)	(8,314)	(11,530)	(20,981)

Net loss per share—basic	($0.05)	($0.15)	($0.17)	($0.40)

Weighted average shares outstanding—basic	69,633	54,030	68,117	52,748

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